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                                  Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-62787) and related Prospectus of AirTouch Communications, Inc., ATI Financing I, and ATI Financing II for the registration of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units and Preferred Securities and to the incorporation by reference of our report dated February 14, 1995 with respect to the consolidated financial statements of New Par (A Partnership) included in AirTouch Communications, Inc.'s Annual Report (Form 10K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young LLP


Columbus, Ohio
November 16, 1995